Exhibit 99.1

Fred’s Reports Third Quarter 2015 Earnings

Third Quarter Adjusted EPS of $0.10 Meets Company Guidance

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 24, 2015--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the third quarter and nine months ended October 31, 2015.

  Third quarter adjusted earnings per share achieved the midpoint of company guidance at $0.10 and increased $0.26 compared with the third quarter of 2014.
  Comparable store sales increase of 2.7% for the quarter and 1.5% for the year-to-date periods exceeded company guidance and was the highest increase since the first quarter of 2009.
  Adjusted EBITDA for the third quarter of $18.3 million was above the midpoint of company guidance and improved by $16.9 million for the quarter compared with the year-earlier quarter.

Fred's net income for the third quarter of 2015 totaled $1.4 million or $0.04 per share compared with a net loss of $10.4 million or ($0.28) per share for the third quarter of last year. Fred's adjusted income for the third quarter of 2015, a non-GAAP financial measure (see reconciliation below), was $3.8 million or $0.10 per share versus an adjusted net loss of $6.2 million or ($0.16) per share for the third quarter of 2014.

Fred's adjusted financial results for the third quarter exclude the following non-operational items. Expenses for the third quarter of 2015 included charges totaling approximately $2.8 million on a pretax basis or $0.05 per share after tax for estimated claims against the Company related to a previously reported data security breach. In addition to these charges, third quarter earnings per share include other charges related to prior quarters in the amount of $0.6 million on a pretax basis or $0.01 per share after tax. The loss in the prior-year quarter included provisions for inventory reserves and other non-recurring charges totaling approximately $6.8 million on a pretax basis or $0.12 per share after tax.

For the first nine months of 2015, Fred's net loss totaled $3.5 million or ($0.09) per share compared with a net loss of $20.8 million or ($0.57) per share in the year-earlier period. Fred's adjusted net loss for the first nine months of fiscal 2015, reflecting the items discussed above, was $1.9 million or ($0.05) per share versus an adjusted net loss of $7.2 million or ($0.19) per share for the first nine months of fiscal 2014.

Fred's total sales for the third quarter of fiscal 2015 increased 14% to $541.0 million from $476.2 million for the third quarter last year. Excluding sales of $16.2 million from stores closed mainly in late 2014, total sales increased 18% for the third quarter of 2015. Comparable store sales for the quarter increased 2.7% on top of an increase of 0.3% in the third quarter last year. Fred's total sales for the first nine months of fiscal 2015 increased 9% to $1.596 billion compared with $1.466 billion for the same period last year. Excluding sales of $55.8 million from stores closed in 2014, total sales increased 13% for the first nine months of 2015. On a comparable store basis, year-to-date sales increased 1.5% versus a decline of 0.5% for the year-earlier period.

Commenting on the results, Jerry A. Shore, Chief Executive Officer, said, "We are pleased with our third quarter financial results as we achieved adjusted earnings per share in the midrange of our projections. Many positive aspects of our business contributed to the increase in net income of $10 million or $0.26 per share, on an operating basis, compared with the third quarter last year. The 14% increase in total sales and 2.7% increase in comparable store sales for the quarter reflected the progress we are seeing with the implementation of our sales- and profit-driving initiatives, as well as the success of our EntrustRx acquisition this past spring. Despite a sales-mix shift and continued headwinds in the pharmacy department, we realized a 40-basis-point company-wide increase in gross margin as progress with our initiatives in our general merchandise departments led this improvement. On an operating basis, comparable selling, general and administrative expenses declined in the third quarter of 2015 even as sales rose 14%; our team has done an excellent job of controlling costs while improving operations in all areas.

"Based on this momentum, we now enter the fourth quarter with confidence that our stores are properly stocked and ready for the holiday season," Shore added. "Customers will see firsthand the improved merchandise assortment we now offer and the attractive values available throughout our stores as they shop at Fred's. We remain confident that this momentum will drive improved results for the fourth quarter."

In closing, Shore said, "I believe our team is now working smarter and more cohesively, and the Company's year-to-date results show the positive impact of these efforts. We know we are still early in the journey toward our goals, which is to drive a strong profit performance in 2016 and beyond. While Fred's continues to face ongoing competitive pressures and industry headwinds, the observable success of our initiatives and process improvements across the Company give us confidence that Fred's is on track to achieve our objectives for this year and next."

Fred's gross profit for the third quarter of 2015 increased 15% to $142.3 million from $123.5 million, including inventory reserves, in the prior-year period. Gross margin for the quarter increased 40 basis points to 26.3% from 25.9% in the same quarter last year. On an adjusted basis, gross margin for the quarter decreased 70 basis points from 27.1%, reflecting growth of the Company's profitable, but lower-margin specialty pharmacy sales.

Gross profit for the first nine months of 2015 increased 8% to $411.3 million from $379.6 million in the prior-year period, the latter of which included a provision for inventory reserves. Gross margin for the nine-month period decreased to 25.8% compared with 25.9% in the prior-year period. On an adjusted basis, gross profit for the first nine months of 2015 increased $14.2 million compared with prior year's adjusted gross profit of $397.1 million, while gross margin deleveraged 130 basis points, reflecting again specialty pharmacy growth.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, leveraged 350 basis points to 25.9% of sales from 29.4% of sales in the prior-year quarter, the latter reflecting a settlement of certain state franchise and income tax obligations. Adjusted expenses in 2015 leveraged 390 basis points from 29.2% of sales in the prior quarter. Occupancy-related costs declined due to store closures in 2014, and specialty pharmacy growth continues to leverage year-over-year expenses.

In the first nine months of 2015, selling, general and administrative expenses leveraged 200 basis points to 26.1% from 28.1% of sales in the first nine months of 2014. Adjusted expenses for the first nine months of 2015 leveraged 190 basis points to 25.9% of sales.

For the third quarter of 2015, operating income, which is equivalent to earnings before interest and taxes, or EBIT, a non-GAAP financial measure, increased to $2.4 million or 0.4% of sales compared with a loss of $16.6 million or (3.5%) of sales in the prior-year period. Adjusted operating income, also a non-GAAP financial measure, which takes into account the reconciling items mentioned earlier, increased to $5.8 million or 1.1% of sales from a loss of $9.8 million or (2.1%) of sales last year.

For the first nine months of 2015, operating loss improved to $5.3 million or (0.3%) of sales compared with a loss of $32.7 million or (2.2%) of sales in the first nine months of 2014. Adjusted operating loss improved to $2.5 million or (0.2%) of sales from a loss of $11.1 million or (0.8%) of sales in the first nine months of 2014.

For the third quarter of 2015, adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, also a non-GAAP financial measure that further excludes depreciation and amortization, LIFO expense and stock-based compensation from EBIT, improved to $14.9 million or 2.7% of sales compared with a loss of $5.5 million or (1.1%) of sales, including provisions, in the year-earlier quarter. Excluding reserves and non-recurring items, adjusted EBITDA improved by $16.9 million over the prior-period adjusted EBITDA of $1.3 million.

For the first nine months of 2015, adjusted EBITDA increased to $33.8 million or 2.1% of sales compared with $1.9 million or 0.1% of sales, including reserves, in the first nine months of 2014. Excluding reserves and non-recurring items, adjusted EBITDA increased by $13.0 million from adjusted EBITDA of $23.6 million in the prior year.

Through the first nine months of fiscal 2015, the Company closed a net two Xpress pharmacy locations. Fred's also acquired two specialty pharmacy-only locations during the first nine months of fiscal 2015.

The Company provides the following guidance for the fourth quarter, which does not include an estimate of future data breach-related expenses:

  Total sales for the fourth quarter of 2015 are expected to increase in the range of 13% to 15%.
  Comparable store sales for the fourth quarter are expected to increase in the range of 1% to 3% compared with flat comparable store sales in the fourth quarter last year.
  Earnings per diluted share for the fourth quarter are forecasted to be in the range of $0.13 to $0.17 compared with a net loss of ($0.22) per share last year.
  Adjusted EBITDA for the fourth quarter is forecasted to be in the range of $22.0 million to $26.0 million.

Fred's, Inc. and subsidiaries operate 658 discount general merchandise stores and three specialty pharmacy-only locations in 15 states in the southeastern United States. Included in the store count are 19 franchised locations. Also, there are 374 full service pharmacy departments located within the Company's stores. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's third quarter 2015 conference call may be accessed at the Company's web site. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until December 3, 2015.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the ultimate terms of the reworked pharmacy distribution agreement, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended October 31, 2015	13 Weeks Ended November 1, 2014	Percent Change

Net sales	$540,996	$476,175	13.6%
Operating income (loss)	$2,409	$(16,579)	114.5%
Net income (loss)	$1,436	$(10,434)	113.8%
Net income (loss) per share, basic and diluted	$0.04	$(0.28)	114.3%
Average shares outstanding:
Basic	37,108	36,691
Diluted	37,111	36,691

	39 Weeks Ended October 31, 2015	39 Weeks Ended November 1, 2014	Percent Change

Net sales	$1,596,126	$1,465,624	8.9%
Operating loss	$(5,294)	$(32,691)	83.8%
Net loss	$(3,470)	$(20,750)	83.3%
Net loss per share, basic and diluted	$(0.09)	$(0.57)	84.2%
Average shares outstanding:
Basic	37,108	36,650
Diluted	37,111	36,650

FRED'S, INC. Unaudited Fiscal 2015 Third Quarter Results (In thousands, except per share amounts)

	13 Weeks Ended October 31, 2015	% of Total	13 Weeks Ended November 1, 2014	% of Total
Net sales	$540,996	100.0%	$476,175	100.0%
Cost of goods sold	398,733	73.7%	352,686	74.1%
Gross profit	142,263	26.3%	123,489	25.9%
Depreciation & amortization	11,397	2.1%	10,259	2.2%
Selling, general and administrative expenses	128,457	23.8%	129,809	27.2%
Operating income (loss)	2,409	0.4%	(16,579)	(3.5%)
Interest expense, net	352	0.0%	107	0.0%
Income (loss) before income taxes	2,057	0.4%	(16,686)	(3.5%)
Provision (benefit) for income taxes	621	0.1%	(6,252)	(1.3%)
Net income (loss)	$1,436	0.3%	$(10,434)	(2.2%)
Net Income (loss) per share, basic and diluted	$0.04		$(0.28)
Weighted average shares outstanding:
Basic	37,108		36,691
Diluted	37,111		36,691

	39 Weeks Ended October 31, 2015	% of Total	39 Weeks Ended November 1, 2014	% of Total
Net sales	$1,596,126	100.0%	$1,465,624	100.0%
Cost of goods sold	1,184,855	74.2%	1,085,992	74.1%
Gross profit	411,271	25.8%	379,632	25.9%
Depreciation & amortization	33,787	2.1%	30,308	2.1%
Selling, general and administrative expenses	382,778	24.0%	382,015	26.0%
Operating loss	(5,294)	(0.3)%	(32,691)	(2.2%)
Interest expense, net	1,063	0.1%	405	0.1%
Loss before income taxes	(6,357)	(0.4)%	(33,096)	(2.3%)
Benefit for income taxes	(2,887)	(0.2)%	(12,346)	(0.9%)
Net loss	$(3,470)	(0.2)%	$(20,750)	(1.4%)
Net loss per share, basic and diluted	$(0.09)		$(0.57)
Weighted average shares outstanding:
Basic	36,654		36,650
Diluted	36,654		36,650

FRED'S, INC. Unaudited Balance Sheet (In thousands)

	October 31, 2015	November 1, 2014

ASSETS:
Cash and cash equivalents	$6,643	$7,595
Inventories	369,915	352,323
Receivables	54,576	41,452
Other non-trade receivables	41,116	48,956
Prepaid expenses and other current assets	12,303	13,202
Total current assets	484,553	463,528
Property and equipment, net	138,937	145,736
Goodwill	44,472	87
Other intangible assets, net	96,391	73,960
Other non-current assets	8,996	12,153
Total assets	$773,349	$695,464

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$246,886	$160,184
Current portion of indebtedness	628	1,430
Accrued expenses and other	60,319	52,706
Deferred income taxes	13,386	24,185
Total current liabilities	321,219	238,505

Long-term portion of indebtedness	14,188	2,205
Other non-current liabilities	28,182	27,795
Total liabilities	363,589	268,505
Shareholders' equity	409,760	426,959
Total liabilities and shareholders' equity	$773,349	$695,464

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Chief Executive Officer